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                                                                      EXHIBIT 12

                                ROCK-TENN COMPANY

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

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                                                                     YEAR ENDED SEPTEMBER 30,
                                                       ----------------------------------------------------
                                                         2003       2002       2001       2000       1999
                                                       --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fixed Charges:
  Interest expense                                     $ 25,547   $ 25,470   $ 33,992   $ 34,933   $ 30,813
  Amortization of debt issuance costs                     1,342        929      1,050        642        365
  Interest capitalized during period                        270        477      1,541      1,097        931
  Portion of rent expense representative of interest      1,905      2,984      3,768      3,539      3,169
                                                       --------   --------   --------   --------   --------
FIXED CHARGES                                          $ 29,064   $ 29,860   $ 40,351   $ 40,211   $ 35,278

Earnings:
  Pretax income (loss) from continuing operations
  and cumulative effect of a change in accounting
  principle                                            $ 48,285   $ 49,478   $ 43,094   $(10,725)  $ 66,569
  Fixed charges                                          29,064     29,860     40,351     40,211     35,278
  Interest capitalized during period                       (270)      (477)    (1,541)    (1,097)      (931)
  Amortization of interest capitalized                      917        878        810        590        433
                                                       --------   --------   --------   --------   --------
EARNINGS                                               $ 77,996   $ 79,739   $ 82,714   $ 28,979   $101,349

RATIO OF EARNINGS TO FIXED CHARGES                         2.68       2.67       2.05       0.72       2.87
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